Exhibit 1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION.

FOR IMMEDIATE RELEASE

Amsterdam, 16 June 2021

Just Eat Takeaway.com confirms board appointments

Just Eat Takeaway.com N.V. (AMS: TKWY, LSE: JET, NASDAQ: GRUB), hereafter the “Company” or “Just Eat Takeaway.com”, confirms the appointments of Matt Maloney to the management board and Lloyd Frink and David Fisher to the supervisory board.

The Company confirms that the appointments of Matt Maloney to the Just Eat Takeaway.com management board and Lloyd Frink and David Fisher to the Just Eat Takeaway.com supervisory board took effect on 15 June 2021.

The relevant information in respect of Mr. Maloney, Mr. Frink and Mr. Fisher for the purposes of UK Listing Rule 9.6.13R is as set out in the prospectus published by the Company on 12 May 2021. There are no other matters in respect of Mr. Maloney, Mr. Frink and Mr. Fisher requiring disclosure under UK Listing Rule 9.6.13R.

Just Eat Takeaway.com

Jitse Groen, CEO
Brent Wissink, CFO
Jörg Gerbig, COO

Investors:
Joris Wilton
E: IR@justeattakeaway.com

Media:
E: press@justeattakeaway.com

For more information please visit the Company’s corporate website: https://www.justeattakeaway.com/

About Just Eat Takeaway.com

Just Eat Takeaway.com (LSE: JET, AMS: TKWY, NASDAQ: GRUB) is a leading global online food delivery marketplace.

Headquartered in Amsterdam, the Company is focused on connecting consumers and restaurants through its platforms, offering consumers a wide variety of food choice.  Just Eat Takeaway.com mainly collaborates with delivery restaurants, but also provides its proprietary restaurant delivery services for restaurants that do not deliver themselves.

The Company has rapidly grown to become a leading online food delivery marketplace with operations in the United States, United Kingdom, Germany, the Netherlands, Canada, Australia, Austria, Belgium, Bulgaria, Denmark, France, Ireland, Israel, Italy, Luxembourg, New Zealand, Norway, Poland, Portugal, Romania, Spain and Switzerland, as well as through partnerships in Colombia and Brazil.

General

The information contained in this announcement is for background purposes only and does not purport to be full or complete. No reliance may be placed by any person for any purpose on the information contained in this announcement or its accuracy, fairness or completeness. Nothing contained herein constitutes or should be construed as (i) investment, tax, financial, accounting or legal advice (ii) a representation that any investment or strategy is suitable or appropriate to any individual investor or (iii) a personal recommendation to any individual investor.

For the avoidance of doubt, the content of the websites referred to herein are not incorporated by reference into, and do not form part of, this announcement.